EXHIBIT 2.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 26th day of June, 2002, by and between TARANTELLA, INC., a California corporation (“Seller”), and CALDERA INTERNATIONAL, INC., a Delaware corporation (“Buyer”), based on the following:

Premises

A.  Buyer is a publicly-held corporation with its common stock, par value $0.001 per share (the “Common Stock”), traded on the Nasdaq National Market.

B.  Seller is a significant stockholder of Buyer, holding in excess of 22% of the issued and outstanding Common Stock of Buyer. Seller wishes to sell its position in Buyer in order to obtain liquidity for its own business purposes.

C.  Buyer believes that the desire of Seller to sell such a significant block of stock is hampering its efforts to attract institutional interest in its Common Stock and may be adversely affecting the trading price of the Common Stock. Consequently, Buyer believes it would be in the best interest of Buyer and its shareholders to acquire the shares of Common Stock held by Buyer.

Agreement

NOW, THEREFORE, based on the foregoing premises, which are incorporated herein by this reference, and for and in consideration of the mutual promises and covenants hereinafter set forth and the benefit to the parties to be derived therefrom, it is hereby agreed as follows:

1.  Purchase and Sale of Common Stock.    On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, convey, and transfer the 3,115,000 shares of Common Stock of Buyer held by Seller to Buyer, and Buyer agrees to purchase such shares of Common Stock from Seller.

2.  Purchase Price.    Buyer agrees to pay a purchase price of $0.95 per share of Common Stock, for an aggregate purchase price of $2,959,250. Payment of the purchase price for the shares of Common Stock acquired by Buyer shall be made at Closing by wire transfer or other immediately available funds acceptable to Seller.

3.  The Closing.    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before June 28, 2002 (the “ Closing Date”). The Closing is subject to the satisfaction of the terms and conditions of this Agreement, and shall be held on the Closing Date at the offices of Parr Waddoups Brown Gee & Loveless, 185 South State Street, Suite 1300, Salt Lake City, Utah 84111, or such other time and place as may be agreed to by the parties.

4.  Deliveries at Closing.    Contemporaneously with, and as a condition precedent to, the delivery of the purchase price to Seller, Seller shall deliver to Buyer certificates representing the shares of Common Stock to be sold to Buyer by Seller, duly endorsed by the record owner thereof, or accompanied by duly executed assignment documents, with all required signatures medallion guaranteed by a securities broker-dealer or bank. In addition, Seller shall deliver the resignations of Alok Mohan and R. Duff Thompson as directors of Buyer, effective as of the Closing Date. In the event that Seller is unable to deliver the certificates and other documents required by this paragraph as of the Closing Date, the purchase price shall be delivered into escrow, under the terms of a customary escrow agreement, with Parr Waddoups Brown Gee & Loveless, A Professional Corporation, to be released to Seller, in whole or in part, as the appropriate certificates and documents are delivered. In the event that any certificate is not delivered on or before September 1, 2002, any portion of the purchase price not paid or due to Seller shall be returned to Buyer. Failure to deliver the certificates or other documents required by this paragraph 4 shall not relieve Seller of its obligations under this Agreement.

5.  Representations and Warranties of Seller.    Seller makes and delivers the following representations and warranties to Buyer with the express intention that Buyer rely upon such representations and warranties and with the knowledge that Buyer will rely upon same:

(a)  Seller has taken all corporate action necessary to duly authorize the transactions contemplated by this Agreement and has all requisite power and authority to enter into this Agreement and to perform all of its obligations under this Agreement. Seller is not a party to, subject to, or bound by any mortgage, deed of trust, loan agreement, security agreement, lien, or other agreement or instrument of any kind, or any judgment, order, writ, or injunction or decree of any court or governmental body that conflicts with Seller’s obligations under this Agreement or that will prohibit, prevent, or affect the carrying out of the transactions contemplated by this Agreement or the performance by Seller of any obligations hereunder; other than the Escrow Agreement dated May 16, 2002, with respect to 400,000 shares, attached hereto as Exhibit “A” (the “Escrow Agreement”), and Warrant Agreements dated September 11, 2000, with respect to 102,344 shares, a form of which is attached hereto as Exhibit “B” (the “Warrant Agreements”). The rights of the holders of the Warrant Agreements expire September 11, 2002 and Seller has agreed to retain all obligations and liabilities under the terms of the Warrant Agreements.

(b)  Seller is the sole legal and beneficial owner of all of the Common Stock being sold to Buyer under the terms of this Agreement, free and clear of any lien, claim, demand, encumbrance, security interest, or restriction on transfer of any nature whatsoever, other than the Escrow Agreement and the Warrant Agreement and, subject to such Agreements, Seller has full right, power, and authority to sell and transfer such stock pursuant to the terms of this Agreement and, upon delivery of the Common Stock to Buyer, Buyer will acquire good and marketable title to the Common Stock, free and clear of any liens, claims, demands, encumbrances, security interests, or restrictions on transfer, other than restrictions imposed by federal and state securities laws and state corporate laws.

(c)  Seller has not entered into an agreement or incurred any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the sale of the Common Stock by Seller.

(d)  The chairman of the board of Seller, Alok Mohan, and one of the directors of Seller, R. Duff Thompson, have served on the board of directors of Buyer since August and May 2001, respectively, and, as directors, have had full access to information concerning the business, and operations of Buyer.

(e)  Seller has reviewed the public reports of Buyer, including:

•	Buyer’s annual report on Form 10-K for the year ended October 31, 2001;

•	Buyer’s quarterly reports on Form 10-Q for the quarters ended January 31, 2002, and April 30, 2002;

•	Buyer’s definitive proxy statement for the stockholder meeting held March 4, 2002; and

•	Buyer’s reports on Form 8-K reporting events occurring on April 1, 2002, May 8, 2002, and May 8, 2002.

(f)  Seller has been informed that Buyer has reached a preliminary agreement with MTI Technology Corporation, Inc. to acquire all of the Common Stock held by MTI Technology Corporation at a purchase price of $0.90 per share. In addition, Seller has been given an opportunity to ask questions of and receive answers from, the directors and officers of Buyer concerning the business, assets, operations, and plans of Buyer and to obtain any additional information concerning Buyer or the Common Stock requested by Seller.

(g)  Seller is entering into this Agreement based on its desire for liquidity and its own independent business purposes. Seller is not selling the shares of Common Stock based on any representation or warranty of Buyer or of any of Buyer’s directors, officers, or employees with respect to the assets, business, operations, or plans of Buyer or with respect to the Common Stock of Buyer or trading market for such Common Stock. In reaching its decision, Seller has relied solely on its review of the available public information concerning Buyer and independent investigations made by Buyer or its representatives. In determining to sell its Common Stock, Seller acknowledges that Buyer may well enjoy substantial business and financial success, the price which Seller is receiving for its Common Stock may be substantially less than the potential value of the Common Stock, and the utilization of the sales proceeds by Seller may not be as profitable as a retained ownership in Buyer. Notwithstanding the foregoing, Seller wishes to sell all of its Common Stock in Buyer and thereby completely terminate any equity interest it may have in the business, operations, and performance of Buyer.

(h)  All representations and warranties of Seller set forth in this Agreement or in any other written statement or document delivered by Seller in connection with the transactions contemplated hereby will be true and correct in all respects on and as of the Closing Date and will survive the consummation of the transactions contemplated by this Agreement.

(i)  Seller understands the meaning and legal consequences of the representations and warranties contained in this Agreement and agrees to indemnify and hold harmless Buyer and its directors and officers from and against any and all loss, damage, or liability due to or arising out of a breach of or the inaccuracy of any representation or warranty of Seller set forth in this Agreement. Notwithstanding any of the representations, warranties, acknowledgments, or agreements made herein by Seller, Seller does not hereby or in any other manner waive any right granted to Seller under federal or state securities laws.

6.  Representation of Buyer.    Buyer has taken all corporate action necessary to duly authorize the transactions contemplated by this Agreement and has all requisite power and authority to enter into this Agreement and to perform all of its obligations under this Agreement. Buyer is not a party to, subject to, or bound by any mortgage, deed of trust, loan agreement, security agreement, lien, or other agreement or instrument of any kind, or any judgment, order, writ, or injunction or decree of any court or governmental body that conflicts with Buyer’s obligations under this Agreement or that will prohibit, prevent, or affect the carrying out of the transactions contemplated by this Agreement or the performance by Buyer of any obligations hereunder.

7.  Conditions to Buyer’s Obligations.    The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions: (i) the representations and warranties of Seller herein contained shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made as of such date; and (ii) all necessary filings and/or actions required by applicable securities laws or the rules of Nasdaq shall have been completed. Prior to the delivery of the purchase price to Seller, Seller shall have delivered the certificates representing the Common Stock to Buyer as required by paragraph 4.

8.  Conditions to Seller’s Obligations.    The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions: (i) the representations and warranties of Buyer herein contained shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made as of such date; and (ii) all necessary filings and/or actions required by applicable securities laws or the rules of Nasdaq shall have been completed; and (iii) Buyer shall deliver the purchase price as required by paragraph 4.

9.  Termination.    This Agreement may be terminated: (i) at the election of Buyer, if any one or more of the conditions to its obligations herein shall not have been fulfilled by June 28, 2002; or (ii) at the election of Seller, if any one or more of the conditions to its obligations herein shall not have been fulfilled by June 28, 2002. This Agreement may also be terminated at any time prior to the Closing by mutual consent of the parties. Any termination hereunder shall not limit or otherwise affect the rights of a party against the other arising from a breach of, or failure to perform as required by, this Agreement.

10.  Confidential Information.    Seller (i) acknowledges that the information concerning the Company of which it is aware may include proprietary and non-public information (the “Confidential Information”); (ii) warrants to the Company that it shall not use, disclose, or disseminate the Confidential Information, except for the sole and isolated purpose of making decisions related to the sale of the Common Stock; and (iii) represents and warrants that it has not distributed or disseminated, nor will it at any time distribute or disseminate, the Confidential Information to anyone other than personal advisors of the Seller, and that the use of the Confidential Information by any personal advisor has been, and will at all times, be limited to the sole and isolated purpose of evaluating the proposed sale of the Common Stock. Seller acknowledges that securities laws prohibit Seller from participating in the public market for the Common Stock while in the possession of material non-public information.

11.  Survival.    The representations and warranties of the respective parties set forth herein shall survive the date of closing, the consummation of the transactions contemplated in this Agreement, and the delivery of the shares of Common Stock pursuant hereto.

12.  Governing Law.    This Agreement shall be governed by and construed under and in accordance with the laws of the state of Utah.

13.  Entire Agreement.    This Agreement represents the entire agreement between the parties relating to the subject matter hereof, and there are no other course of dealings, understandings, agreements, representations, or warranties, written or oral, except as set forth herein. No amendment or modification hereof shall be effective until and unless the same shall have been set forth in writing and signed by the parties hereto.

14.  Severability.    If any provision of this Agreement or the application of such provisions to any person or circumstance shall be held invalid or unenforceable, the remainder of this Agreement or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be effected thereby.

15.  Attorneys’ Fees.    If any suit, action, or proceeding is brought to enforce any term or provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and expenses incurred, in addition to any other relief to which such party may be legally entitled.

16.  Execution in Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

17.  No Waiver.    Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, in law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation of the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

18.  Expenses.    Each of the parties shall bear its own costs and expenses, including legal fees, incurred in connection with this Agreement and the transactions contemplated hereby.

19.  No Third-Party Beneficiaries.    This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give, or be construed to give, any other person any legal or equitable rights hereunder.

IN WITNESS WHEREOF, the parties to this Agreement have executed the same as of the date first above written.

Seller:

TARANTELLA, INC.

By:	/s/ STEVEN M. SABBATH
Steven M. Sabbath

Buyer:

CALDERA INTERNATIONAL, INC.

By:	/s/ RANSOM H. LOVE
President and Chief Executive Officer

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